Exhibit 10.2

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), by and between United Maritime Group, LLC (formerly known as TECO Transport Corporation, the “Company”), and Timothy M. Bresnahan (“Employee”), is being offered to Employee on October 1, 2010 (the “Offer Date”).

RECITALS

WHEREAS, Employee currently serves as Senior Vice President, Business Development of the Company;

WHEREAS, Employee is party to an employment agreement with the Company dated as of October 29, 2007 (the “Employment Agreement”), which sets forth the terms and conditions of Employee’s employment with the Company;

WHEREAS, by offering this Agreement to Employee, the Company is hereby notifying Employee that his employment with the Company is being terminated pursuant to Section 8(d) of the Employment Agreement;

WHEREAS, Employee and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, Employee’s separation from service with the Company and other matters related thereto;

WHEREAS, this Agreement contains a general release of claims as contemplated by Section 8(h) of the Employment Agreement, and by delivery hereof, the Company hereby notifies Employee, and Employee hereby acknowledges his understanding, that Employee’s timely execution and non-revocation of this Agreement are required for Employee to receive any of the payments and benefits set forth in Section 8(d) of the Employment Agreement (other than the Accrued Obligations (as defined in the Employment Agreement)); and

WHEREAS, the parties intend for this Agreement to supersede all prior agreements that Employee has with the Company, including without limitation the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Employee and the Company hereby agree as follows:

Section 1. Effective Date; Opportunity for Review and Acceptance. Employee shall have from the Offer Date until October 29, 2010 (the “Review Period”), to review and consider this Agreement. To accept this Agreement and the terms and conditions contained herein, Employee must execute and date this Agreement without change where indicated below and return the executed copy of the Agreement to the Company prior to the expiration of the Review Period (but no earlier than the Separation Date, as defined below), to the attention of the Company’s Chief Financial Officer. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company

(the “Revocation Period”), during which time Employee may further review and consider this Agreement and revoke his acceptance of this Agreement by notifying the Company’s Chief Financial Officer in writing. To be effective, such revocation must be received no later than 5:00 p.m., Eastern Time, on the last day of the Revocation Period. Provided that the Agreement is timely executed and Employee has not timely revoked it, the eighth (8th) day following the date on which the Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event of Employee’s failure to execute and deliver this Agreement prior to the expiration of the Review Period, or his subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, the Company will have no obligations hereunder, and Employee shall not be entitled to any payments or benefits under the Employment Agreement that are conditioned upon the execution of a release of claims (which, for purposes of clarification, shall include all payments and benefits otherwise owing to Employee thereunder following the Separation Date, other than Accrued Obligations). For the avoidance of doubt, in the event of Employee’s failure to execute and deliver this Agreement prior to the expiration of the Review Period, or his subsequent revocation of this Agreement during the Revocation Period, all terms of the Employment Agreement that survive the termination of Employee’s employment, including the restrictive covenants set forth in Section 9 thereof (all such terms of the Employment Agreement that survive the termination of Employee’s employment, including the restrictive covenants set forth in Section 9 thereof are referred to herein as the “Employment Agreement Obligations”), shall remain in full force and effect.

Section 2. Separation from Service. Employee hereby acknowledges and agrees that his separation from service with the Company and from any other position he held as an officer, director, committee member, or other service provider of GS Maritime Holding LLC (the “Parent”) or any subsidiary or affiliate thereof, including without limitation the Company (collectively, the “Company Group”), pursuant to Section 8(d) of the Employment Agreement will become effective as of the close of business on October 22, 2010 (the “Separation Date”). Employee shall not represent himself after the Separation Date as being an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of determining participation in and coverage under all equity vesting and other benefit plans and programs sponsored by or through the Parent, the Company, or any other member of the Company Group.

Section 3. Separation Benefits.

(a) General. In consideration for and subject to Employee’s (i) execution, non-revocation, and compliance with the terms and conditions of this Agreement and (ii) continued compliance with the Employment Agreement Obligations, and pursuant to Section 8(d) of the Employment Agreement, the Company shall provide Employee with the following payments and benefits:

(i) The Accrued Obligations, equal to $12,404, which represents fifteen (15) business days of accrued but unused vacation time, payable within ten (10) business days following the Revocation Period;

(ii) An Annual Bonus (as defined in the Employment Agreement) for fiscal year 2010, to the extent applicable performance conditions are achieved for such fiscal year, which amount shall be paid in a lump sum at the same time the Annual Bonus would otherwise have been paid pursuant to Section 4(b) of the Employment Agreement had such termination not occurred;

(iii) Continuation of payment of base salary of $215,000 during the Severance Term (as defined in the Employment Agreement), payable in accordance with the Company’s regular payroll practices. The parties agree that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(iv) Continuation, during the Severance Term, of the medical and dental benefits provided to Employee and his covered dependants under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that (A) Employee shall be required to pay that portion of the cost of such medical benefits as Employee was required to pay (including through customary deductions from Employee’s paycheck) as of the date of Employee’s termination of employment with the Company, and (B) notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term.

(b) The above payments and benefits will be payable following Employee’s Separation Date in accordance with the terms and subject to the conditions of the Employment Agreement, including without limitation the provisions relating to tax withholding set forth in Section 12 thereof. For purposes of clarification, the Employment Agreement Obligations shall survive following the Separation Date, and the Separation Date shall be the date of Employee’s “termination of employment” for purposes of determining the Restricted Period (as defined in the Employment Agreement). All amounts payable pursuant to Section 8(d) of the Employment Agreement shall be calculated based on a termination of employment effective as of the Separation Date, and for purposes of clarification, amounts paid to Employee following the Separation Date but prior to the Effective Date each correspond, as applicable, to a given component of, and shall not be in addition to, the payments and benefits set forth above. Subject to the terms and conditions hereof, the Company’s obligation to pay Employee the payments provided herein is absolute and unconditional and shall not, other than in connection with Employee’s noncompliance with the Employment Agreement Obligations or his obligations hereunder, be affected by any circumstances, including, without limitation, any setoff, mitigation, counterclaim, recoupment, defense or other right which the Company may have against Employee. All amounts payable by the Company hereunder shall be paid without notice or demand.

(c) No Further Entitlements. Employee acknowledges and agrees that the payments and other benefits provided to Employee hereunder in connection with Employee’s separation from service are in full discharge of any and all liabilities and obligations of the Company Group, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of any member of the Company Group. Further, Employee acknowledges and agrees that in no event shall any member of the Company Group have any further obligations under the Employment Agreement other than as expressly set forth herein.

(d) Equity Interests; Profit Units. As of the Separation Date, Employee owns 172 Class A Units. Employee’s 669 time vesting profit units are fully vested as of the Separation Date whether or not Employee signs this Agreement.

Section 4. Release and Waiver of Claims.

(a) Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Release and Waiver of Claims.

(i) For and in consideration of the payments and benefits described in Section 3 above, and other good and valuable consideration, Employee, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective as of the Effective Date, does fully and forever release, remise, and discharge the members of the Company Group, together with their respective officers, directors, partners, members, shareholders, employees, and agents (collectively, the “Company Released Parties”), from any and all claims whatsoever up to and including the date of Employee’s execution of this Agreement that Employee had, may have had, or now has against any of the Company Released Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the following United States statutes: the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii) Employee acknowledges and agrees that as of the date Employee executes this Agreement, Employee has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii) By executing this Agreement, Employee specifically releases all claims relating to his employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) Employee’s rights with respect to payment of amounts under this Agreement, (ii) Employee’s right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which Employee participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including rights to elect COBRA coverage), (iii) any claims that cannot be waived by non-waivable provisions of applicable law, (iv) any rights of Employee as an equityholder of the Parent (so long as Employee continues to be an equityholder of the Parent) pursuant to the terms of (A) the limited liability company agreement of the Parent, dated as of December 4, 2007, as the same may be amended from time to time (the “LLC Agreement”), (B) the registration rights agreement of Parent, dated as of December 4, 2007, as the same may be amended from time to time (the “Registration Rights Agreement”), or (C) the profit unit grant agreement entered into between Employee and the Parent in respect of the issuance of profit units of the Parent to Employee, as the same may be amended from time to time (the “Profit Unit Grant Agreement”), (v) any rights of Employee to indemnification from the Parent pursuant to the terms of Section 11.1 of the LLC Agreement, (vi) any rights of Employee pursuant to the terms of any directors’ and officers’ liability insurance policy that the Parent or any subsidiary thereof may maintain from time to time, or (vii) Employee’s right to seek judicial relief pursuant to Section 16 hereof for breach of this Agreement.

Section 5. Knowing and Voluntary Waiver. Employee expressly acknowledges and agrees that Employee—

(a) Is able to read the language, and understand the meaning and effect, of this Agreement;

(b) Has no physical or mental impairment of any kind that has interfered with Employee’s ability to read or understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide Employee with the payments and benefits described herein;

(d) Acknowledges that but for Employee’s execution of this Agreement, Employee would not be entitled to the payments or benefits described herein that are conditioned upon the execution of a release;

(e) Understands that, by entering into this Agreement, Employee does not waive rights or claims under ADEA that may arise after the date he executes this Agreement;

(f) Had or could have had the entire Review Period in which to review and consider this Agreement, and that if Employee executes this Agreement prior to the expiration of the Review Period, Employee has voluntarily and knowingly waived the remainder of the Review Period;

(g) Has or had the entire Revocation Period in which to revoke his execution of this Agreement, and that if Employee does not revoke such execution prior to the Effective Date, he has knowingly and voluntarily agreed to this Agreement’s becoming effective;

(h) Was advised to consult with Employee’s attorney regarding the terms and effect of this Agreement; and

(i) Has signed this Agreement knowingly and voluntarily.

Section 6. Other Obligations, Commitments, and Representations of Employee.

(a) Confidentiality of Agreement. Employee shall keep the existence and terms of this Agreement confidential. Employee’s obligations under this Section 6(a) shall not apply to disclosures:

(i) to Employee’s counsel, spouse, accountant, or financial advisor, provided such persons have agreed to keep the existence and terms of this Agreement confidential;

(ii) to a governmental agency or self-regulatory organization if requested in connection with an investigation;

(iii) if compelled by law or valid legal process; or

(iv) as necessary in any legal proceeding to enforce this Agreement.

(b) No Suit. Employee represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees not to file, a claim against any Company Released Party regarding any of the claims released herein. If, notwithstanding this representation and warranty, Employee has filed or files such a claim, Employee agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

(c) Non-Prosecution; No Other Actions. Except as permitted by fair employment practices laws or other laws that may supersede the terms of this Agreement, as requested by any member of the Company Group, or as compelled by valid legal process, Employee shall not:

(i) assist, cooperate with, or supply information of any kind to any non-governmental person or entity or private-party litigant or their agents or attorneys

(collectively a “Third Party”) concerning (A) the employment, terms and conditions, or termination of Employee’s or any other employee’s employment with the Company Group or the employment practices of the Company Group; or (B) the business or operations of the Company Group or its agents; or

(ii) initiate or assist any Third Party in connection with any investigation, inquiry, or any other action of any kind with respect to the Company Group’s employment practices, business, or operations.

(d) Notice to Company of Certain Inquiries/Requests for Information.

(i) If Employee believes that he is required by law or valid legal process (including without limitation by oral questions, interrogatory, request for documents, subpoena, or civil investigative demand) to disclose or discuss the existence and terms of this Agreement, confidential information, information concerning the employment, terms and conditions, or termination of Employee’s or any other employee’s employment with the Company Group or the employment practices of Company Group, or the business or operations of the Company Group, Employee shall notify the Company’s Chief Financial Officer in writing before making any such disclosures and sufficiently in advance of the time when any such disclosures are to be made to allow the Company (or any member of the Company Group) to assert any rights it or they may have with respect to such disclosures; and

(ii) If Employee is contacted by any Third Party who is or may be adverse to, or investigating a possible claim or lawsuit against, the Company Group (or any of their successors), he shall notify the Company’s Chief Financial Officer in writing before providing any information to or meeting with such Third Party and agrees that, if requested, he will meet and confer with counsel for the Company Group before interviewing with, meeting with, providing information to, or giving a statement to any Third Party who is or may be adverse to the Company Group in a pending or threatened claim or lawsuit.

(iii) The Company shall reimburse Employee, including the advancement of legal fees and expenses, for expenses reasonably incurred by Employee in connection with his cooperation under this Section 6(d).

(e) Agreement Concerning Future Employment. Employee agrees that he will not at any time in the future apply for or otherwise seek employment of any kind with the Company Group and that no member of the Company Group need process or consider any application for or inquiry concerning employment by Employee.

Section 7. Employee Charges. The parties agree that there are no outstanding Employee Charges (as defined below) as of the Offer Date. “Employee Charges” are any amounts Employee owes to the Company for advances, overpayments, and any other charges due from Employee to the Company, including without limitation charges for personal telephone calls or travel expenses, travel advances, personal courier and postal charges, personal copying charges, personal charges on any company credit card issued to Employee, excess paid leave time taken, and other charges that may arise out of the application of Company policies.

Section 8. No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

Section 9. No Admission of Liability. Employee understands and agrees that this Agreement does not in any manner constitute an admission of liability or wrongdoing by any member of the Company Group, but that any such liability or wrongdoing is expressly denied, and that, except to the extent necessary to enforce this Agreement, neither the Agreement nor any part of it may be construed as, used, or admitted into evidence in any judicial, administrative, or arbitral proceeding, as an admission of any kind by any of the parties.

Section 10. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 11. Notices. Unless otherwise provided in this Agreement, any notices required or permitted under this Agreement shall be in writing and delivered by hand, messenger, courier, or by registered or certified mail:

(a) if to Employee, at Employee’s last address on record with the Company, with a copy to Employee’s counsel, Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, Attn: Steven Eckhaus, Esq., seckhaus@kattenlaw.com;

(b) if to any member of the Company Group, to United Maritime Group, LLC at its principal executive officers to the attention of the Company’s Chief Financial Officer.

Section 12. Assignment; Binding Obligations. Employee’s obligations, rights, and benefits under this Agreement are personal to Employee and shall not be assigned to any person or entity without the prior written consent from the Company. Subject to the foregoing, the parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding Employee’s separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including without limitation the Employment Agreement. For the avoidance of doubt, the Employment Agreement Obligations shall remain in full force and effect in accordance with the terms set forth in the Employment Agreement.

Section 15. Equity Documents. The parties acknowledge and agree that they shall continue to be bound by and shall comply with the terms and conditions set forth in the LLC Agreement, the Registration Rights Agreement and the Profit Unit Grant Agreement.

Section 16. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. EMPLOYEE IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE STATE OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EMPLOYEE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

UNITED MARITIME GROUP, LLC

By:	Walter T. Bromfield
Its:	SR VP, FINANCE
Date:	NOVEMBER 1, 2010

Timothy M. Bresnahan
Date:

1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

UNITED MARITIME GROUP, LLC

By:
Its:
Date:

Timothy M. Bresnahan
Date:	OCTOBER 27, 2010

1